July 15, 2002

Dear Friends of LifePoint:

It gives me great pleasure to report that LifePoint has continued its progress from a pre-revenue, development stage company toward a profitable, commercial corporation. Our major focus remains on leveraging our sales and marketing efforts into all target markets and expanding our product capabilities and driving ultimately to profitability. Additionally, we continue to make progress in developing further drug chemistry reagents to be able to expand our product offering to current customers and open new additional markets. Since our last letter in April, the Company has accomplished the following:

  Received over $260,000 in sales orders within the first 5 weeks of product launch. We were able to ship $135,980 of those orders by the end of the 2002 fiscal year.
  Completed fiscal 2002 with our audited financial results right in line with the average results expected by three analysts whom recently initiated coverage of LifePoint.
  Identified agents and initiated marketing efforts in 19 Western Europe and Pacific Rim countries.
  The IMPACT® Test System is already in government trials or scheduled to begin in government trials in five countries.
  Have commitments of over $860,000 in sales backlog, at this time not including any orders for scheduled US law enforcement evaluations.
  Completed development of the benzodiazepines assay to provide a total of 6 Saliva Test Modules with different combinations of drugs and alcohol.
  Completed a $10.2 million financing with 90% held by two well-known quality mutual fund investors, SAFECO Asset Management and the AIM Family of Funds.

Sales & Marketing

 Sales and marketing is currently one of the two major focuses of LifePoint. After we trained our strategic partner in law enforcement, CMI Inc., as to the benefits and procedures of our new product in January, LifePoint was able to officially launch our IMPACT Test System to the law enforcement market in the United States and to the medical and law enforcement markets in the international market our two initial market focuses. The $113,000 in revenues generated in March are only a partial reflection of initial stocking orders for just two distributors in Spain and Australia.

Since the end of March, we have continued to focus on these two priority markets. Our market research indicated, and now the market demand has confirmed, that the European law enforcement markets have a pent-up demand for a product such as our IMPACT Test System. The EU funded ROSITA study showed that, in the eight countries that participated, between 65% and 85% of the DUIs were drug-related versus alcohol-related. The study went on to report that no current product meets the needs for the EU law enforcement market and the ideal product would be an instrumented, saliva-based, panel test that generates results in under 5 minutes. The IMPACT Test System meets those stated requirements.

With the exception of one major country, LifePoint has identified agents and/or partners for all major initial international target markets, some of which are agents for Lion Laboratories, the affiliate of CMI, Inc. (our strategic partner in law enforcement in the US and Canada). We have completed training of the distributors technical and sales & marketing personnel for all markets in the following European countries: the United Kingdom, Ireland, Germany, Switzerland, Austria, Italy, Spain, Portugal, Greece, Turkey and Croatia. Additionally, we have trained law enforcement market distributors in Sweden, Denmark, Norway and Finland. In the Pacific Rim, we have completed initial training of agents in Australia, Hong Kong, Singapore, and South Korea. In total, we now have distribution initiated in 19 countries, outside of North America.

The IMPACT Test System is already in government trials or scheduled to be in government trials in Austria, Switzerland, Italy, Spain, Croatia, and Hong Kong.

Based on the experiences of both our regional law enforcement sales managers, whose job is to support CMI and also work directly with customers as needed, we are starting to get initial data on the US law enforcement sales cycle. Generally, a customer will require an initial demonstration of the product, with all of the decision makers present, and will then want to try the product - usually through an evaluation. For international markets, the distributor is only purchasing one instrument for the initial evaluation. After the evaluation is completed, the final purchasing decision can be made. The length of time for this sales cycle can vary. However, since we do not have a well established base of users, we anticipate that the sales cycle will generally take longer now than it will even one year from now. As more and larger law enforcement agencies start using the product, we believe that the sales cycle will shorten significantly. We have already started to get product visibility at these larger law enforcement agencies. At the annual combined meeting of the Major Cities Chiefs and the National Executive Institute of the FBI, LifePoint was able to demonstrate the benefits of the IMPACT Test System to the heads of some of the nation's largest police departments. This demonstration was met with tremendous interest for its ability to assist in the battle against drugged and drunk driving, and follow-up demonstrations and/or evaluations were immediately requested by one third of the police chiefs in attendance.

We have additional experience from our own sales managers efforts in law enforcement to validate that there is significant interest and market demand for our product. In addition to the positive response we continue to receive at tradeshows and conferences, the results of our sales activities are highly encouraging. Demonstrations of the IMPACT Test System to law enforcement accounts that have been financially qualified have resulted in 40% of the agencies making commitments for evaluations. In these cases, the agencies will actually purchase the materials for the evaluation.

It remains too early to determine how long the entire sales process will take, but it is now clear there is significant market interest and demand for the IMPACT Test System. Remember, this data is only from the efforts of our two LifePoint sales managers and does not include the results of any CMI efforts.

The good news, as we recently reported in a press release containing our year-end financials, is that LifePoint currently has commitments of over $860,000 in sales backlog at this time not including any orders for the previously mentioned scheduled US evaluations.

LifePoint has already launched into the first two targeted markets. Once we have caught up with our instrument backlog, we will then be able to focus on the next two target markets; the US industrial market and the US medical markets.

In order to ensure our success in these two markets, in April, we hired Theresa Ford as Vice President, Medical and Industrial Marketing and Sales. Ms. Ford has over 23 years of demonstrated success in the industrial and medical markets, with extensive point-of-care and drug testing products experience. Most recently, Ms. Ford has been a marketing consultant to several major medical corporations to develop marketing strategies for new products. From 1995 to 2001, Ms. Ford held several key marketing and sales positions at Cholestech Corporation (a point-of-care diagnostic company). While Director of Sales, she successfully grew sales from $3 million to $22 million, and increased the sales network from 6 direct sales reps and 16 distributors to 23 direct sales personnel and over 1400 distributor representatives in three distinct market segments. She was also highly involved in the development and successful launch of WellCheck (a newly formed subsidiary of Cholestech), which provides consumer-oriented health management programs.

In addition to the ancillary products we developed to provide a complete product line to our customers in the industrial market, LifePoint has established a relationship with Quest Diagnostics, a leader in employee testing in the United States, to perform confirmation testing on saliva samples when requested or required by some of the potential LifePoint IMPACT Test System customers.

We have already identified several proven senior industrial sales representatives, who will focus on key accounts, and we are identifying and negotiating agreements with distributors and other potential partners in the U.S. With this underway, LifePoint is now in an excellent position to quickly initiate an aggressive sales and marketing effort into the industrial market. The status of the FDA regulation of the industrial market in the US still remains unclear; different divisions of the FDA have provided the Company with conflicting information. Therefore, we continue our efforts to get clarification and resolution prior to our product launch into the industrial market. However, in a worst-case scenario, it is anticipated that this will only delay our launch into this market by up to 2 months.

In the medical market, we are completing an OEM agreement for a rolling "crash cart" for use in emergency departments the IMPACT Test System is mounted on stand with a variable height arm, works off a 6 hour battery pack, and allows the instrument to be quickly taken to the patient eliminating the need to move them. We expect to have this cart completed and production on-line prior to our launch into the medical markets this fall.

In addition to continued participation at national and international tradeshows in all markets, we initiated a direct mail program to follow-up on the 6000+ sales leads we have acquired in law enforcement and criminal justice during the past 2 years. This is already providing the law enforcement sales teams with a steady stream of sales leads from potential customers that have been qualified several times.

We have started to develop a publication plan for the expected third-party papers from our ongoing clinical trials and our law enforcement, drug court, probation and parole, employer and industrial service provider market trials. So far, the customer response, and more surprisingly, the donor or testee response, has been very positive about the LifePoint IMPACT Test System.

Lastly, we have hired a public relations firm (Keating PR), to focus on potential customer and general consumer visibility of the IMPACT Test System. So far, they have had excellent results. The IMPACT Test System has been featured on FOX TV in Tulsa on June 26, on NBC TV on July 3 in both San Diego and Los Angeles, in Popular Science Magazine on June 26th and in the Los Angeles Times on June 28.

Manufacturing

Expanding our manufacturing capabilities and production capacity will continue to be an important focus for LifePoint during the upcoming year. We still require continuous cost improvements with a major focus on increasing production capacity to meet demand.

As we have gone through the transition from R&D to full production, we have continued to upgrade and add additional management to LifePoint's manufacturing staff. A little more than two months ago, we hired a new instrument production manager who has an MBA as well as a degree in applied physics, and has over 15 years experience in manufacturing medical and scientific instrumentation. He has been able to revise LifePoint's instrument planning and manufacturing processes to ensure our ability to meet our monthly forecasts, and in two short months, increased production enough to meet our current instrument backlog requirement during the next 4 - 6 weeks on a single shift.

After the initial pre-production phase of manufacturing, we now have optimized our production capabilities and believe we will be able to meet our needs in both the short and long term, certainly until we have completed the transfer of assembly of the initial instrument to our selected OEM manufacturer.

We continually improve the performance and customer usability of the IMPACT Test System, and have also continued to make design and cost improvements to both the instrument and the disposable Saliva Test Modules. During April, we implemented a design improvement to the saliva collection and mixing chambers that improves our saliva collection and processing reproducibility. This design improvement in the cassette caused a slight change in the instrument / STM interface. Both changes have already been implemented in the manufacturing of the instrument and disposables, and will be seen with the current release of instruments and saliva test modules. This design improvement will be added to the instruments already shipped, either with a field retrofit or a replacement (whichever is more cost-effective), to coincide with the change in saliva test modules.

We have completed many cost reduction design changes, and continue to aggressively pursue additional areas of cost reductions, including negotiations for materials from selected vendors, multi-cavity molds and implementation of selected automation to reduce labor costs during the next few months. The implementation of multi-cavity production molds, in combination with automation, should help us increase gross profit margins for the disposable STMs. With respect to the instrument, our focus remains on part cost reduction prior to the transfer of the initial instrument assembling to our OEM manufacturer.

We continue to be pleased at the cost savings we have achieved based on the actual results of the STM manufacturing, and the cost and performance enhancements now included in the test system instrument.

Product Development

Our research and development team continues to make significant progress on the development of additional chemistries for the IMPACT Test System including benzodiazepines, barbiturates, tri-cyclic anti-depressants, and ecstasy. The development of a test for benzodiazepines is now complete and we are ready to initiate data collection by adding this assay to our current field studies. We expect to have a total of six different Saliva Test Modules (STM) with different combinations of drug and alcohol tests available for sale into the various United States and international markets within the next few months.

Additionally, we have initiated development of the mobile instrument for use in the field in police cars, ambulances, and mobile drug testing units. This instrument will allow the drug and alcohol testing in all field environments (not just the DUI vans as currently available with IMPACT), and will expand the use to police cars, probation and parole field trips, EMTs and paramedics. We anticipate that this new instrument will be completed by March 2003.

As we continue to advance with our product development efforts, expand our chemistry menu and develop additional instruments, we expect to continue filing further applications for worldwide patents.

Regulatory / Quality Assurance

Field evaluations are ongoing with the IMPACT Test System results being compared to saliva, urine, breath and blood sample confirmed by the gold standard gas chromatograph/mass spectrophotometry. We continue to be very excited about the excellent performance of the IMPACT Test System. For example, at a detection level of 10 ng/ml, PCP had 98.5% agreement with GC/MS. LifePoint needs to make a total of 9 FDA submissions, 7 drugs and alcohol assays (including benzodiazepines), the IMPACT Test System instrument, and Quality Check the QC material.

We made our first FDA submission on Quality Check in early April, and we now have permission to market this product to medical markets in the United States. With the significant design improvement we are now collecting data to validate the performance of the new design against the performance data collected to date as required by the FDA. We now expect FDA clearance for all the remaining tests and the instrument will occur during the 4th quarter of 2002. As a note, by separately submitting each test and the instrument to the FDA, LifePoint can produce and market the tests in any combination in STMs. This gives us the ability to quickly respond to changing market requirements, and allows maximum flexibility to meet our customer needs.

In addition to the product validations and risk and hazard analysis, LifePoint has completed the quality systems and manufacturing protocols in our effort to ensure the Company can meet the quality system requirements for FDA, QSR, and ISO 9000 plant certifications.

Finance Activities

LifePoint completed a $10.2 million equity financing in April. Two large national mutual fund groups, SAFECO Asset Management Company (two funds) and the AIM Family of Funds, purchased 90% of the placement, bringing the institutional ownership of LifePoint to about 40%. These funds will provide LifePoint with the capital resources to accelerate production, if needed.

LifePoint is in excellent financial position with a strong balance sheet. We have no debt, other than a standard equipment capital lease line, and the needed capital on hand for current and future needs. We expect to achieve profitability five quarters post product launch.

The management team remains confident that the Company's activities will culminate in long-term added value for the stockholders. The early potential customer response has been validated by our sales backlog, demonstrating that there is a definite need and desire in these markets for a quick, easy-to-use, reliable, non-invasive, "under-the-influence" test for drugs and alcohol. Management will continue to focus on successfully executing our business plan. We remain very positive about the prospects, progress and future of LifePoint.

Please visit our website at http://www.lifepointinc.com to review the latest information and view our product demonstration. We look forward to an exciting launch year!

We thank you for your continuing support and confidence in LifePoint.

Sincerely,

Linda H. Masterson

Chairman of the Board, President and CEO